TRANSFER AGENCY AND SERVICE AGREEMENT

      AGREEMENT made as of the 24th day of May, 2006 by and between WisdomTree Trust, a business trust established under the laws of the State of Delaware, having its principal office and place of business at 48 Wall Street, 11th Floor, New York, NY 10005 (the "Trust"), and The Bank of New York, a New York corporation authorized to do a banking business having its principal office and place of business at One Wall Street, New York, New York 10286 (the "Bank").

      WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Trust, on behalf of the series listed on Appendix A hereto (as such Appendix A may be amended from time to time) (each an "Index Series" and collectively, the "Index Series") desires to appoint the Bank as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Bank desires to accept such appointment;

      WHEREAS, the Bank is duly registered as a transfer agent as provided in
Section 17A(c) of the Securities Exchange Act of 1934, as amended, (the "1934 Act");

      WHEREAS, the Trust will issue and redeem shares of each Index Series only in aggregations of shares known as "Creation Units" principally in-kind for portfolio securities of the respective Index Series, as more fully described in the then current prospectus and statement of additional information of the Fund (together, the "Prospectus") included in its registration statement on Form N-1A (the "Registration Statement"); and

      WHEREAS, the shares of each of the Index Series will be approved for listing on the New York Stock Exchange ("NYSE"), subject to notice of issuance; and

      WHEREAS, the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York ("DTC"), or its nominee, will be the record or registered owner (the "Shareholder") of all shares of each Index Series;

      NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Fund and the Bank agree as follows:

1.    Terms of Appointment; Duties of the Bank.

      1.1 Subject to the terms and conditions set forth in this Agreement; the Trust on behalf of the Index Series hereby employs and appoints the Bank to act, and the Bank agrees to act, as transfer agent for each of the Index Series' authorized and issued shares of beneficial interest ("Shares"), and dividend disbursing agent of the Trust.

      1.2 The Bank agrees that it will perform the following services:

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            (a) In connection with procedures established from time to time by agreement between the Trust and the Bank, the Bank shall:

                  (i) Receive from the Authorized Participants (as defined in the Prospectus) or a person reasonably believed by the Bank to be an Authorized Participant purchase orders for Creation Units, promptly transmit such purchase orders to the Trust's distributor (the "Distributor") for acceptance by or on behalf of the Trust, upon receipt of the written acknowledgement of such acceptance from the Distributor promptly transmit appropriate trade instructions to the National Securities Clearing Corporation or DTC, as applicable, and pursuant to such orders issue the appropriate number of shares of the applicable Index Series in Creation Units and hold such shares in the account of the Shareholder for each of the respective Index Series.

                  (ii) Receive from the Authorized Participants or persons reasonably believed by the Bank to be Authorized Participants redemption requests; deliver the appropriate documentation thereof to the duly appointed custodian of the Trust (the "Custodian"); generate and transmit, or cause to be generated and transmitted, confirmation of receipt of such redemption requests to such Authorized Participants; transmit appropriate trade instructions to the National Securities Clearing Corporation or DTC, as applicable; and pursuant to such orders redeem the appropriate number of shares of the applicable Index Series in Creation Units from the account of the Shareholder for each of the respective Index Series;

                  (iii) At the appropriate time after the Bank has received funds, including receipt by provisional credit, cause to be paid over in the appropriate manner monies to the redeeming party;

                  (iv) Prepare and transmit after the Bank has received funds, including receipt by provisional credit, by means of DTC's book-entry system payments for dividends and distributions declared by the Trust on behalf of an Index Series;

                  (v) Create and maintain, in accordance with the 1940 Act, and the rules promulgated thereunder, such records as are listed on Schedule A. All such records shall be available for inspection and use by the Trust. Where applicable, such records shall be maintained by the Bank for the periods and in the places required by Rule 31a-2 under the 1940 Act;

                  (vi) Upon reasonable notice by the Trust, make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Trust, or any person retained by the Trust. Upon reasonable notice by the Trust, the Bank shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by the Trust, or any person retained by the Trust;

                  (vii) Record the issuance of Shares of each Index Series and maintain, pursuant to Rule 17Ad-10(e) under the 1934 Act, a record of the total number of Shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding. The Bank shall also provide the Trust on a regular basis with the total


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

number of Shares which are authorized and issued and outstanding but shall not be responsible for, when recording the issuance of Shares, monitoring the issuance of such Shares or compliance with any laws relating to the validity of the issuance or the legality of the sale of such Shares;

                  (ix) Prepare and transmit to the Trust and to any applicable securities exchange (as specified to the Bank by the Trust) information with respect to purchases and redemptions of Shares;

                  (x) On days that the Trust may accept orders for purchases or redemptions, calculate and transmit to the Trust's administrator the number of outstanding Shares for each series of the Trust;

                  (xi) On days that the Trust may accept orders for purchases or redemptions, (pursuant to the Participant Agreement), transmit to the Trust and DTC the amount of Shares purchased on such day;

                  (xii) Confirm to DTC the number of Shares evidenced by each global certificate in registered form issued to the Shareholder, as DTC may reasonably request;

                  (xiv) Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

                  (xv) Extend the voting rights to the Shareholder and/or beneficial owners of Shares in accordance with the policies and procedures of DTC for book-entry only securities;

                  (xvi) Prepare a monthly report of all purchases and redemptions during such month on a gross transaction basis. The monthly report shall show the counterpart and amount of each purchase on a daily basis net number of shares either redeemed or created for such Business Day; and

                  (xvii) Implement the Trust's Anti-Money Laundering Program and monitoring compliance with the Anti-Money Laundering and Foreign Asset Compliance Policy and Procedures.

            (b) In addition to and not in lieu of the services set forth in the above paragraph (a) or in any Schedule hereto, the Bank shall: perform all of the services it customarily performs as a transfer agent and dividend disbursing agent for exchange traded funds, including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, coordinating the mailing and soliciting of proxies, receiving and tabulating proxies, withholding taxes on all accounts, including nonresident alien accounts, preparing and transmitting statements of account to the Shareholder for all purchases and redemptions of Shares, preparing and mailing activity statements for Shareholders (including dividend and distribution notices and tax information), and providing Shareholder account information.


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

            (c) The following shall be delivered to DTC for delivery to beneficial owners in accordance with the procedures for book-entry only securities of DTC:

                  (i) Annual and semi-annual reports of the Trust;

                  (ii) Proxies, proxy statements and other proxy soliciting materials;

                  (iii) Prospectus and amendments and supplements to the Prospectus, including stickers; and

                  (iv) Other communications as may be required by law or reasonably requested by the Trust.

            (d) The Bank shall provide additional services (if any) on behalf of the Trust (i.e., escheatment services) which may be agreed upon in writing between the Trust and the Bank.

      1.3 Instructions shall be deemed to be "Proper Instructions" hereunder if such instructions are (i) instructions given by an Authorized Person (which shall include the Trust's Distributor), such instructions to be given in such form and manner as the Bank and the Trust shall agree upon from time to time. Oral instructions will be considered Proper Instructions if the Bank reasonably believes them to have been given by an Authorized Person. The Trust shall cause all oral instructions to be promptly confirmed in writing. The Bank shall act upon and comply with any subsequent proper instruction which modifies a prior instruction and the sole obligation of the Bank with respect to any follow-up or confirmatory instruction shall be to make reasonable efforts to detect any discrepancy between the original instruction and such confirmation and to report such discrepancy to the Trust. Instructions shall include communication effected directly between electro-mechanical or electronic devices, including information transmitted by the Trust's Distributor. The Trust hereby authorizes such use of electro-mechanical or electronic communication and the Trust and the Bank will agree as to procedures which shall afford adequate safeguards for the Trust's assets. If the Fund elects to transmit Instructions through an on-line communications system offered by the Bank, the Fund's use thereof shall be subject to the Terms and Conditions attached as Appendix I hereto. If the Bank receives Instructions which appear on their face to have been transmitted by an Authorized Person via (i) computer facsimile, email, the Internet or other insecure electronic method, or (ii) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys, the Fund understands and agrees that the Bank cannot determine the identity of the actual sender of such Instructions and that Custodian shall conclusively presume that such Written Instructions have been sent by an Authorized Person, and the Fund shall be responsible for ensuring that only Authorized Persons transmit such Instructions to the Bank.

      1.4 Authorized Person will mean any of the persons duly authorized to give Proper Instructions or otherwise act on behalf of the Trust by appropriate resolution of its Board, and set forth in a certificate provided to the Bank, or any person reasonably believed by the Bank to be such person.


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

2.    Sale of Trust Shares.

      2.1 Whenever the Trust shall sell or cause to be sold any Shares of an Index Series, the Trust shall deliver or cause to be delivered to the Bank a document duly specifying: (i) the name of the Index Series whose Shares were sold; (ii) the number of Shares sold, trade date, and price; (iii) the amount of money and/or securities to be delivered to the Custodian for the sale of such Shares and specifically allocated to such Index Series; and (iv) in the case of a new account, a new account application or sufficient information to establish an account.

      2.2 The Bank will, upon receipt by it of a check or other payment identified by it as an investment in Shares of one of the Index Series and drawn or endorsed to the Bank as agent for, or identified as being for the account of, one of the Index Series, promptly deposit such check or other payment to the appropriate account postings necessary to reflect the investment in the appropriate Index Series. The Bank will notify the Trust (or its designated agent) and the Custodian of all purchases and related account adjustments.

      2.3 Under procedures as established by mutual agreement between the Trust and the Bank, the Bank shall issue to the purchaser or its authorized agent such Shares in Creation Units, as such person is entitled to receive determined in accordance with the prospectus and any applicable federal law or regulation. In issuing Shares to a purchaser or its authorized agent, the Bank shall be entitled to rely upon the latest Proper Instructions, if any, previously received by the Bank from the Trust, the purchaser or their authorized agents concerning the delivery of such Shares.

      2.4 The Bank shall not issue any Shares of the Trust where it has received a written instruction from the Trust or written notification from any appropriate federal or state authority that the sale of the Shares of the Index Series in question has been suspended or discontinued, and the Bank shall be entitled to rely upon such written instructions or written notification.

      2.5 Upon the issuance of any Shares of any Index Series in accordance with foregoing provisions of this Section, the Bank shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Trust in connection with such issuance.

      2.6 The Bank may establish such additional rules and regulations governing the transfer or registration of Shares as it may deem advisable and consistent with such rules and regulations generally adopted by transfer agents, or with the written consent of the Trust, any other rules and regulations.

3. Returned Orders. In the event that any order for the transfer of money is returned unpaid for any reason, the Bank will take such steps as the Bank may, in its discretion, deem appropriate to protect the Trust from financial loss or as the Trust or its designee may instruct.

4. Redemptions. Shares of any Index Series may be redeemed in accordance with the procedures set forth in the Prospectus of the Trust and the Bank will duly process all


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

redemption requests.

5. Right to Seek Assurances. The Bank reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Bank, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis for any claims adverse to such transfer or redemption. The Bank may, in effecting transfers, rely upon the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, which in the opinion of legal counsel for the Trust or the Bank's own legal counsel, do not require certain documents in connection with the transfer or redemption of Shares of any Index Series.

6. Distributions.

      6.1 The Trust will promptly notify the Bank of the declaration of any dividend or distribution. The Trust shall furnish to the Bank a resolution of the Board of Trustees of the Trust certified by the Secretary (a "Certificate"):
(i) authorizing the declaration of dividends on a specified periodic basis and authorizing the Bank to rely on oral instructions or a Certificate specifying the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined and the amount payable, per share to Shareholders of record as of such record date and the total amount payable to the Bank on the payment date; or (ii) setting forth the date of the declaration of any dividend or distribution by a Index Series, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, and the amount payable per share to the Shareholders of record as of that date and the total amount payable to the Bank on the payment date.

      6.2 The Bank, on behalf of the Trust, shall instruct the Custodian to place in a dividend disbursing account funds equal to the cash amount of any dividend or distribution to be paid out. The Bank will calculate, prepare and mail checks to (at the address as it appears on the records of the Bank), or (where appropriate) credit such dividend or distribution to the account of, Index Series Shareholders, and maintain and safeguard all underlying records.

      6.3 The Bank will replace lost checks at its discretion and in conformity with regular business practices.

      6.4 The Bank shall not be liable for any improper payments made in accordance with a resolution of the Board of Trustees of the Trust.

      6.5 If the Bank does not receive front the Custodian sufficient cash to make payment to all Shareholders of the Trust as of the record date, the Bank shall, upon notifying the Trust, withhold payment to all Shareholders of record as of the record date until such sufficient cash is provided to the Bank and shall not be liable for any claim arising out of such withholding.

7. Taxes. It is understood that the Bank shall file such appropriate information returns concerning the payment of dividends and capital gain distributions and tax withholding with


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

the proper Federal, State and local authorities as are required by law to be filed by the Trust and shall withhold such sums as are required to be withheld by applicable law.

8. Books and Records.

      8.1 The Bank shall maintain confidential records showing for each Shareholder account in each Index Series, the following: (i) name, address and tax identification number; (ii) number and class, if any, of Shares held; (iii) historical information regarding shareholder accounts, including dividends and distributions and the date and price for each transaction in a shareholder's account; (iv) any stop or restraining order placed against Shareholder's account; (v) information with respect to withholdings; (vi) any dividend address and correspondence relating to the current maintenance of a Shareholder's account; (vii) any information required in order for the Bank to perform the calculations contemplated or required by this Agreement; and (viii) such other information and data as may be required by applicable law.

      8.2 Any records listed on Schedule A which are required to be maintained by Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed in Rule 31a-2 under the 1940 Act. Such records may be inspected by the Trust during regular business hours upon reasonable notice. The Bank may, at its option at any time, and shall forthwith upon the Trust's demand, turn over to the Trust and cease to retain in the Bank's files, records and documents created and maintained by the Bank in performance of its service or for its protection. At the end of the retention period required by the 1940 Act, such documents will either be turned over to the Trust, or destroyed in accordance with the Trust's authorization.

      8.3 Procedures applicable to the services to be performed hereunder may be established from time to time by agreement between the Trust and the Bank. The Bank shall have the right to utilize any shareholder accounting and recordkeeping systems which, in its opinion, qualifies to perform any services to be performed hereunder without violating the 1940 Act. The Bank shall keep records relating to the services performed hereunder, in the form and manner as it may deem advisable.

9. Fees and Expenses.

      9.1 For performance by the Bank pursuant to this Agreement, the Trust agrees to pay the Bank an annual fee as mutually agreed upon in writing. Such fees and out-of-pocket expenses and advances identified under Section 9.2 below may be changed from time to time, upon mutual written agreement between the Trust and the Bank.

      9.2 In addition to the fee paid under Section 9.1 above, the Trust agrees to reimburse the Bank for out-of-pocket expenses or advances incurred by the Bank, provided that the Bank delivers to the Trust invoices for such fees or expenses within 30 days of incurring the same, and the Trust shall have a reasonable time period to review and approve the payment of such invoices. In addition, any other expenses incurred by the Bank at the request or with the consent of the Trust including, without limitation, any equipment or supplies which the Bank orders or purchases specifically for the Trust, with the approval of the Trust, or which the Trust specifically orders or requires the Bank to purchase, will be


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

reimbursed by the Trust.

      9.3 The Trust agrees to pay all fees and reimbursable expenses, provided that the Bank delivers to the Trust invoices for such fees or expenses within 30 days of incurring the same, and the Trust shall have a reasonable time period to review and approve the payment of such invoices. The Trust agrees to reimburse the Bank for postage for mailing of dividends, proxies, reports and other mailings to all shareholder accounts, provided that the Bank delivers to the Trust invoices for such costs within 30 days of incurring the same, and the Trust shall have a reasonable time period to review and approve the payment of such invoices. Any waiver or extension by the Bank of time periods shall not constitute a dismissal of any monies due under this Agreement nor shall such waiver or extension apply to any future monies due to the Bank hereunder.

10.   Representations and Warranties of the Bank.

      The Bank represents and warrants to the Trust that:

      10.1 It is a banking company duly organized and existing and in good standing under the laws of the State of New York.

      10.2 It is duly qualified to carry on its business in the State of New
York.

      10.3 It is empowered under applicable laws and by its Charter and By-Laws to act as transfer agent and dividend disbursing agent and to enter into and perform this Agreement.

      10.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

      10.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

      10.6 It is in full material compliance with all applicable federal state and New York laws with respect to its duties under this Agreement.

11.   Representations and Warranties of the Trust.

      The Trust represents and warrants to the Bank that:

      11.1 It is a business trust duly organized and existing and in good standing under the laws of the State of Delaware.

      11.2 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

      11.3 All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.


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

      11.4 It is a open-end management investment company registered under the 1940 Act.

      11.5 A registration statement on Form N-1A (including a prospectus and statement of additional information) under the Securities Act of 1933 and the 1940 Act will be effective as of the date the Bank begins to provide services hereunder and will remain effective, and any appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

      11.6 When Shares are hereafter issued in accordance with the terms of the Prospectus, such Shares shall be validly issued, fully paid and nonassessable by the Trust.

12.   Indemnification.

      12.1 Notwithstanding anything in this Agreement to the contrary, in no event shall the Bank or any of its officers, directors, employees or agents (collectively, the "Indemnified Parties") be liable to the Trust or any third party, and the Trust shall indemnify and hold the Bank and the Indemnified Parties harmless from and against any and all loss, damage, liability, actions, suits, claims, costs and expenses, including reasonable legal fees, (a "Claim") arising as a result of any act or omission of the Bank under this Agreement, except for any Claim for direct money damages to the extent such Claim results from the negligence, willful misfeasance or bad faith of, the Bank, or breach of any representation or warranty of the Bank contained in this Agreement. For purposes of this Section 12.1, the Bank's reliance without inquiry on the legal sufficiency of the Trust's Anti-Money Laundering Program and related monitoring, as described in Section 1.2(a)(xvii), as the same shall be revised by the Trust from time to time when required by applicable law, shall not be nor be deemed negligence, willful misconduct nor bad faith. The Bank shall promptly give notice of any claim, but a delay in giving notice shall not affect the Bank's right to indemnification. The Bank agrees to keep the Trust informed of the status of, and material developments in, any lawsuit, litigation or other proceeding relating to such claim, and its counsel shall discuss its response, defense and legal action with respect to any claim with the Trust's counsel but the Bank's counsel shall control any response, defense, or legal action, including any settlement, without the consent or approval of the Trust's counsel and even if the Trust's counsel disagrees. In the event the Bank enters any settlement for an amount which is unreasonable, the Trust shall not be liable for, and its indemnity to the Bank shall not include, the difference between the dollar amount of the Bank's settlement and the highest dollar amount of a settlement which would have been reasonable. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement.

      12.2 Notwithstanding anything to the contrary in this Agreement other than
Section 12.1 and the Trust's obligation to indemnify the Bank, in no event shall a party to this Agreement be liable to the other party or any third party for lost profits or lost revenues or any special, consequential, punitive or incidental damages of any kind whatsoever in connection with this Agreement or any activities hereunder.

      12.3 The Trust shall not be responsible for, and the Bank shall indemnify and hold the Trust harmless from and against, any and all Losses (including reasonable counsel fees) arising out of or attributable to:

            (a) The Bank's negligence or willful misconduct; and

            (b) The breach of any representation or warranty of the Bank hereunder.

            (c) The Trust shall promptly give notice of any claim, but a delay in giving notice shall not affect the Trust's right to indemnification. The Trust agrees to keep the Bank informed of the status of, and material developments in, any lawsuit, litigation or other proceeding relating to such claim, and its counsel shall discuss its response, defense and legal action with respect to any claim with the Bank's counsel, but the Trust's counsel shall control any response, defense, or legal action, including any settlement, without the consent or approval of the Bank's counsel and even if the Bank's counsel disagrees. In the event the Trust enters any settlement for an amount which is reasonable, the Bank shall not be liable for, and its indemnity to the Trust shall not include, the difference between the dollar amount of the Trust's settlement and the highest dollar amount of a settlement which would have been reasonable. This indemnity shall be a continuing obligation of the Bank, its successors and assigns, notwithstanding the termination of this Agreement.

      12.4 The Bank may consult with counsel to the Trust or its own counsel, at its expense, with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and shall promptly advise the Trust of the advice or opinion of such counsel, provided, however, that unless the circumstances do not reasonably permit the giving of notice to the Trust, the Bank shall give to the Trust notice of the counsel it intends to use and await the Trust's approval thereof, which approval shall not be unreasonably withheld, except that no such notice or approval shall be required with respect to any matter or question of law initially referred to the Bank's in-house counsel.

      12.5 The Bank may rely upon any Proper Instruction which it reasonably believes to be genuine and to be signed or presented by any Authorized Person. The Bank shall not be held to have notice of any change of authority of any Authorized Person until receipt of appropriate written notice thereof has been received by the Bank from the Trust.

13. Standard of Care. The Bank shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its own negligence, bad faith or willful misconduct or that of its employees, agents or permitted assignees or delegatees, or the Bank's breach of any of its representations or covenants.

14.   Covenants of the Trust and the Bank.

      14.1 The Trust shall promptly furnish to the Bank the following:

            (a) A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Bank hereunder and the execution and delivery of this Agreement.

            (b) A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

            (c) Copies of each vote of the Board of Trustees of the Trust designating Authorized Persons to give instructions to the Bank, and a Certificate providing specimen signatures for such authorized persons.

            (d) Certificates as to any change in any officer or Trustee of the Trust.

            (e) All account application forms and other documents relating to shareholder accounts or relating to any plan, program or service offered by the Trust.

            (f) Copies of the Trust's registration statement on Form N-1A as amended and declared effective by the Securities and Exchange Commission and all post-effective amendments thereto. The Bank acknowledges that the Trust's registration statement on Form N-1A and all post effective amendments thereto are available free of charge at www.sec.gov.

            (g) Such other certificates, documents or opinions as the Bank may reasonably deem necessary or appropriate for the Bank in the proper performance of its duties hereunder.

      14.2 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

      14.3 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. The Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Trust and will be preserved, maintained and made available upon reasonable request, and will be surrendered promptly to the Trust in accordance with its request.

      14.4 The Bank and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law. Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 14.4. The obligations of this Section 14.4 shall survive any earlier termination of this Agreement.

      14.5 In case of any requests or demands for the inspection of the Shareholder records of the Trust, the Bank will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such request or demand. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be subject to enforcement or other action by any court or regulatory body for the failure to exhibit the Shareholder records to such person.


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

      14.6 Bank shall file such appropriate information returns concerning the payment and composition of dividends and capital gain distributions and tax withholding with the proper Federal, State and local authorities as are required by law to be filed by the Trust and shall withhold such sums as are required to be withheld by applicable law.

      14.7 Bank shall establish and maintain a disaster recovery plan and back-up system at all times satisfying the requirements of all applicable law, rules, and regulations and which is reasonable under the circumstances.

15.   Term of Agreement.

      15.1 Either party hereto may terminate this Agreement by giving one hundred eighty (180) days written notice to the other party, provided that any such termination prior to the first anniversary of the date first above written may only be for cause

      15.2 The terms of Article 9 and Article 12 shall survive the termination of this Agreement.

16. Additional Index Series. In the event that the Trust establishes one or more series of Shares in addition to the series listed on Appendix A hereto with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such series of Shares shall become an Index Series hereunder and Appendix A shall be appropriately amended.

17.   Assignment.

      17.1 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party, and any purported assignment in violation of this provision shall be void.

      17.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

      17.3 Upon receipt of the Trust's prior written consent, the Bank may subcontract for the performance of any of the services to be provided hereunder to third parties, including any affiliate of the Bank; provided, however, that no such delegation of its duties and obligations hereunder shall discharge the Bank from its duties and obligations hereunder.

18.   Amendment.

      18.1. This Agreement may be amended or modified only by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

      18.2. Notwithstanding any other provisions contained in this Agreement, the Trust may without the Bank's consent amend Appendix A to add or delete Index Series, provided that after such amendment there are not more than forty-four
(44) Index Series listed thereon,
and provided further that the Trust provide at least thirty (30) days notice to the Bank of each such amendment.

19. Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. The Trust and the Bank each hereby waive any right to a trial by jury.

20.   Merger of Agreement and Severability.

      20.1 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

      20.2 In the event any provision of this Agreement shall be held unenforceable or invalid for any reason, the remainder of the Agreement shall remain in full force and effect.

      20.3 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall together, constitute only one instrument.

21. Notices. Any notice or other instrument in whiting authorized or required by this Agreement to be given to either party hereto will be sufficiently given if addressed to such party and mailed or delivered to it at its office at the address set forth below:

            For the Trust:
                    WisdomTree Trust
                    48 Wall Street
                    Suite 1100
                    New York, New York  10005

            With a copy (which shall not constitute notice) to
                    Kirkpatrick & Lockhart Nicholson Graham LLP
                    599 Lexington Avenue
                    46th Floor
                    New York, New York  10022
                    Attention:  Robert J. Borzone, Jr.

            For the Bank:
                    The Bank of New York
                    One Wall Street
                    New York, New York 10286

22. Trust Liability. The Bank acknowledges and agrees that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

23. Several Obligations of the Index Series. This Agreement is an agreement entered into between the Bank and the Trust with respect to each Index Series. With respect to any obligation of the Trust on behalf of any Index Series arising out of this Agreement, the Bank shall look for payment or satisfaction of such obligation solely to the assets of the Index Series to which such obligation relates as though the Bank had separately contracted with the Trust by separate written instrument with respect to each Index Series.

24. Use of Name. A party shall not use the name of the other party or any of its affiliates in any prospectus, sales literature or other material relating to the Trust in a manner not approved by the other party prior thereto in writing; provided however, that such approval shall not be required for any use of its name which merely refers in accurate and factual terms to the Bank's appointment hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided further, that in no event shall such approval be unreasonably withheld or delayed.

25. Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

26. Force Majeure. Notwithstanding anything to the contrary in this Agreement, in no event shall a party to this Agreement be liable to the other party or any third party for losses resulting from (i) any acts of God, fires, floods, or other disturbances of nature, epidemics, strikes, riots, terrorism, nationalization, expropriation, currency restrictions, or insurrection, (ii) other happenings or events beyond the reasonable control and anticipation of the party affected, or (iii) loss, interruption, or malfunction of communication or computer (hardware or software) services beyond the reasonable control of the party or if not beyond the reasonable control of the party affected, (A) the party affected has in place appropriate business resumption procedures, systems and facilities or its failure to have the same was not a contributing factor, and (B) the party affected uses its best efforts to avoid or remove the cause of such losses. For purposes of the foregoing, the Bank shall be presumed to have satisfied the requirement in (A) if the Bank has such back-up systems as are required by its regulators.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and the year first above written.


                                          WISDOMTREE TRUST



                                          By:
                                          -----------------------
                                          Name: Jonathan Steinberg
                                          Title: President



                                          THE BANK OF NEW YORK



                                          By:
                                          ------------------------
                                          Name:
                                          Title:

                                   APPENDIX A

Name of Series:

WisdomTree Total Dividend Fund
WisdomTree High-Yielding Equity Fund
WisdomTree Dividend Top 100 Fund
WisdomTree LargeCap Dividend Fund
WisdomTree MidCap Dividend Fund
WisdomTree SmallCap Dividend Fund
WisdomTree DIEFA Index Fund
WisdomTree DIEFA High-Yielding Equity Fund
WisdomTree Europe Total Dividend Fund
WisdomTree Europe SmallCap Dividend Fund
WisdomTree Europe High-Yielding Equity Index Fund
WisdomTree Japan Total Dividend Fund
WisdomTree Japan SmallCap Dividend Fund
WisdomTree Japan High-Yielding Equity Fund
WisdomTree Pacific ex-Japan Total Dividend Fund
WisdomTree Pacific ex-Japan High-Yielding Equity Fund
WisdomTree International Dividend Top 100(sm) Fund
WisdomTree International LargeCap Index Fund
WisdomTree International MidCap Index Fund
WisdomTree International SmallCap Index Fund
WisdomTree International Basic Materials Sector Fund
WisdomTree International Communications Sector Fund
WisdomTree International Consumer Cyclical Sector Fund
WisdomTree International Consumer Non-Cyclical Sector Fund
WisdomTree International Energy Sector Fund
WisdomTree International Financial Sector Fund
WisdomTree International Health Care Sector Fund
WisdomTree International Industrial Sector Fund
WisdomTree International Technology Sector Fund
WisdomTree International Utilities Sector Fund



Dated: June 12, 2006

                                   SCHEDULE A

                   BOOKS AND RECORDS TO BE MAINTAINED BY BANK


Source Documents requesting Creations and Redemptions

Correspondence/AP Inquiries

Reconciliations, bank statements, copies of cancelled checks, cash proofs

Daily/Monthly reconciliation of outstanding units between the Trust and DTC

Net Asset Computation Documentation

Dividend Records

Year-End Statements and Tax Forms


                                      -2-